Exhibit 99.1

Accentia Biopharmaceuticals, Inc. launches CRSFungal Profile™: the first diagnostic test available for the confirmation of Chronic Sinusitis disease affecting 31M Americans.

(Tampa, FL.) November 29, 2005. Accentia Biopharmaceuticals, Inc. (NASDAQ:ABPI) , announced today the commercial introduction of a patented, non-invasive test, CRSFungal Profile, by its specialty pharmaceuticals division, TEAMM Pharmaceuticals, to assist in the diagnosis of Chronic Sinusitis (CS) otherwise known as Chronic Rhinosinusitis (CRS). In partnership with the licensee for this patented technology, IMMCO Diagnostics Inc. (IMMCO) of Buffalo, NY, Accentia Biopharmaceuticals is making CRSFungal Profile available to ear, nose and throat (ENT) specialists and allergists nationwide.

CS is one of the most common chronic diseases suffered by Americans today, affecting an estimated 31 million patients in the US. CS is a chronic inflammatory disease of the nasal and sinus mucosa that persists for greater than three months. Long-term consequences include the formation of inflammatory polyps in the nose. The inflammation of CS results in symptoms that include nasal congestion, mouth breathing, nasal discharge, and post-nasal drip. This chronic non-infectious inflammation predisposes patients to acute exacerbations of their sinusitis due to bacterial superinfection, which requires oral antibiotic therapy. Many patients with severe disease resort to sinus surgery in an effort to reduce nasal obstruction and improve sinus drainage.

Historically, the diagnosis of CS has been made based on a doctor’s subjective assessment of a combination of the patients’ symptoms, nasal endoscopy, and CT scan of the sinuses. There has been no confirmatory diagnostic test for the disease.

Published studies by researchers at the Mayo Clinic in Rochester, Minnesota have provided substantial evidence that the underlying cause for CS is the presence of fungi, in the mucus layer of the nasal and sinus cavities. While fungi are present in the majority of the population, it is an inflammatory response in susceptible patients that causes CS. This research has led to a better understanding of the condition and it has led to the development of new treatment strategies targeting the fungal etiology.

CRSFungal Profile™ enables physicians to test for the specific protein marker, eosinophil Major Basic Protein (eMBP), as well as one of the fungi that causes CS. The test uses a small sample of mucus from the patient’s nasal cavities. The mucus sample is sent by the physician to IMMCO where it is analyzed by immunoassay. Typically, results are made available to the physician within 72 hours.

“Chronic sinusitis is extremely debilitating to the millions of sufferers worldwide. The improvements in diagnostic testing will make it easier for the practitioner to appropriately treat these patients,” said Dr David Sherris, Professor and Chairman, Department of

Otolaryngology, University of Buffalo. “In clinical studies, patients with chronic sinusitis were positive for the eMBP protein in their mucus, but it was not detected in patients with allergic rhinitis or in normal patients.”

“We are excited to partner with IMMCO on this groundbreaking tool for diagnosing CS. Existing interventions have been largely limited to the use of inhaled or oral corticosteroids, decongestants, anti-histamines, and sinus surgery but we believe that these interventions do not address the underlying cause of the inflammation. This is the only test on the market that physicians can use to assist in the diagnosis of CS based on the underlying etiology” said Gary Cantrell, Executive Vice President Sales and Marketing of specialty pharmaceuticals at Accentia.

Accentia and IMMCO have toll free numbers for physicians seeking more information or to obtain the CRSFungal Profile™ sample collection kit. The toll free numbers are: Accentia 866-481-9020 or IMMCO 800-537-8378.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of late-stage clinical products in the therapeutic areas of respiratory disease and oncology. The Company’s SinuNaseTM product is a novel application and formulation of a known anti-fungal being developed under an IND to treat chronic sinusitis (rhinosinusitis). SinuNase was originally developed by and licensed from the Mayo Foundation for Medical Education and Research. BIOVAXIDTM is a patient-specific anti-cancer vaccine intended for the treatment of follicular non-Hodgkins’ lymphoma. BIOVAXID is being developed by our subsidiary Biovest International, Inc. (OTCBB:BVTI) and it is currently in a pivotal Phase 3 clinical trial started by the National Cancer Institute. In addition, Accentia has a growing specialty pharmaceutical business with a portfolio of currently marketed products plus a pipeline of additional products under development by third parties. For further information, please visit our web site: www.accentia.net

About IMMCO Diagnostics, Inc.

Founded in 1971, IMMCO Diagnostics, Inc. (IMMCO) of Buffalo, New York is a global leader in the field of autoimmune diagnostics services and medical device manufacturing and distribution. IMMCO has a longstanding commitment to R&D and technological advancement, offering services and products which utilize cutting edge methodologies to diagnose a wide range of diseases. A number of proprietary technologies will be introduced in 2005-2006 to expand the frontiers of autoimmunity and further differentiate IMMCO from its global competitors.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about CRSFungal Profile and any other statements relating to Accentia’s products, product candidates, and product development programs. Such statement may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Accentia’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of Accentia’s clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in Accentia’s filings with the Securities and Exchange Commission. All forward looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact: Sherran Brewer 866-481-9020